Exhibit 99.1

For Immediate Release

Contact:	Timothy McKenna (investors) 312-580-4637
John Haudrich (investors) 314-746-1266
Tom Lange (media) 314-746-1236
www.smurfit-stone.com

SMURFIT-STONE ANNOUNCES ANTITRUST LAWSUITS SETTLEMENT

CHICAGO, December 23, 2005 — Smurfit-Stone Container Corporation (Nasdaq: SSCC) announced today that it has entered into agreements to settle six of the nine antitrust cases pending against the company and its subsidiaries.  The cases were brought by numerous customers that opted out of the class action cases against the company and several other linerboard manufacturers, alleging a conspiracy from 1993-95, which were settled in 2003.  The settlements announced today resolve a substantial majority of the company’s aggregate potential liability in these opt-out cases.

As a result of the settlements, Smurfit-Stone will record a pre-tax charge of $33 million, or $.08 per share, in the fourth quarter of 2005 and will make a payment of $33 million in the first quarter of 2006.

Smurfit-Stone will continue to defend the three opt-out cases that remain pending against the company, and believes that its potential liability in these cases is adequately reserved.

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Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry’s leading integrated manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; and clay-coated recycled boxboard; and is one of the world’s largest collectors and marketers of recovered fiber. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 250 facilities, located primarily in the U.S., Canada and Mexico, and employs approximately 35,000 people.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties described in “forward-looking statements” in the company’s annual report on form 10-K for the year ended December 31, 2004, as updated from time to time in the company’s Securities and Exchange Commission filings.